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                                  EXHIBIT 11.1


Calculation of  Income Per Share                                       As of December 31,
(In thousands, except per share amounts)                          1994 (B)            1995               1996
                                                               --------------- ------------------- ------------------

Primary Earnings

Income applicable to shares used in                               $13,608            $16,302            $25,548
  calculation of  income per share

Shares used in calculation of income per share:
Weighted average shares outstanding                                13,726             15,340             15,654

Dilutive effect of stock options after application of
  treasury stock method                                               661                699                763

Dilutive effect of shares that would have to be sold on
  a pro forma basis to generate sufficient proceeds to pay
  a dividend which was declared prior to the
  consummation of the public offering                                 122                 -                   -
                                                                   _______             _______           ___________
Number of shares in calculation of  income
  per share                                                        14,509             16,039             16,417

Income per share                                                $    0.94          $    1.02              $1.56
                                                                =========          =========              =====



Fully Diluted Earnings (A)
Income applicable to shares used in
 calculation of income per share                                $  13,608           $ 16,302            $25,548
                                                                ---------           --------            -------
Shares used in calculation of income per share:
Weighted average shares outstanding                                13,726             15,340             15,654

Dilutive effect of stock options after application of
  treasury stock method                                               661                721                822

Dilutive effect of shares that would have to be sold on
  a pro forma basis to generate sufficient proceeds to pay
  a dividend which was declared prior to the
  consummation of the public offering                                 122                -                 -
                                                                      ---            -------            --------

Number of shares in calculation of income
  per share                                                        14,509             16,061             16,476

Income per share                                                $    0.94         $     1.02            $  1.55
                                                                =========         ==========            =======

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_____________
(A) In 1995 and 1996, fully diluted net income per share is not required on the face of the income statement in accordance with Accounting Principles Board Opinion No. 15 since it dilutes primary earnings per share by less than 3%.

(B) Dialogic was an S corporation through April 1994. For 1994, income and per share amounts have been computed on a pro forma basis as if Dialogic had been taxed as a C corporation throughout 1994.